Exhibit (e)(10)

Performance Shares Agreement- SMT Members

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

PERFORMANCE SHARES AGREEMENT

SMT Members

pursuant to the

INTERXION HOLDING N.V.

2013 AMENDED INTERNATIONAL EQUITY BASED INCENTIVE PLAN

THE UNDERSIGNED:

I.	The public company InterXion Holding N.V., having its registered seat at Amsterdam, The Netherlands (hereinafter referred to as the “Company”); and

II.	Participant Name, residing at Personal Address (hereinafter referred to as the “Participant”),

WHEREAS:

(i)

The Company operates the InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan (the “Plan”) whereby Performance Shares may be granted from time to time in accordance with the terms of the Plan;

(ii)	The Company has selected the Participant, and the Participant wishes to participate in the Plan.

NOW THEREFORE PARTIES AGREE AS FOLLOWS:

Article 1 – General

1.1

The capitalized terms in this Performance Shares Agreement (the “Agreement”) shall, unless otherwise defined or the context otherwise requires, have the same definition as in the Plan. Unless otherwise stated or the context so requires, the singular shall be construed to mean the plural, and vice versa.

1.2	Performance Criteria means: the criteria as described in section 2.3 of this Agreement.

1.3	The Participant has received a copy of the Plan and accepts and agrees to the terms and conditions thereof.

Article 2 – Conditional Award of Performance Shares, Calculation of Award, Award and Vesting

2.1

Conditional Award of Performance Shares. The Company herewith conditionally awards # Performance Shares to the Participant, which award is conditional upon the Participant meeting the Performance Criteria.

Interxion Performance Share Agreement – Date, Participant Name

Performance Shares Agreement- SMT Members

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

2.2	Conditional Award Date. The date on which the Performance Shares have been conditionally awarded to the Participant is Award Date.

2.3	Performance Criteria. The following performance criteria shall apply to this conditional award:

1.

Achievement of the Participant’s personal short term targets in Year. The Participant’s personal short term targets and thresholds are similar to those that apply to the calculation of the Participant’s cash bonus for Year (hereinafter referred to as the “Initial Performance Criterion”);

2.

The Company’s share performance relative to the S&P SmallCap 600 Index over a period that commences on Performance Period Start Date and ends on Performance Period End Date (hereinafter as the “Final Performance Criterion”).

2.4	Calculation of Performance Shares Eligible for Award.

2.4.1

As soon as reasonably practical after the Company’s annual general meeting of shareholders in Year, the Company will confirm to the Participant the outcome of the calculation of the Initial Performance Criterion (which outcome is hereinafter referred to as the “Initial Calculation”). On the basis of the Initial Calculation the Company will calculate the number of Performance Shares that are eligible for initial award and vesting (as described in section 2.5 of this Agreement) and the number of Performance Shares that will form the basis for the calculation of the Final Calculation.

2.4.2

As soon as reasonably practical after Performance Period End Date, the Company will confirm to the Participant the outcome of the calculation of the Final Performance Criterion (which outcome is hereinafter referred to as the Final Calculation”). On the basis of the Final Calculation the Company will calculate the number of Performance Shares that are eligible for award and vesting (as described in section 2.6 of this Agreement).

2.5

Initial Award and Vesting. Upon receipt by the Participant of the confirmation referred to in section 2.4.1 of this Agreement, 25% of the number of Performance Shares calculated in accordance with section 2.4.1 of this Agreement will have deemed to be awarded to the Participant and will vest immediately. These Shares are subject to an additional holding period which ends on 31 December Year. A further 25% of the Initial Award will vest on 1 January Year.

2.6

Award and Vesting. Upon receipt by the Participant of the confirmation referred to in section 2.4.2 of this Agreement, the number of Performance Shares calculated in accordance with section 2.4.2 of this Agreement will have been awarded to the Participant. These Shares will vest in two equal installments on 1 January Year and on 1 January Year.

2.7	Shareholder Rights. The Participant shall have no right as a holder of the Share until the date on which such Shares have vested and have been released to the Participant.

Interxion Performance Share Agreement – Date, Participant Name

Performance Shares Agreement- SMT Members

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

2.8

Insider trading and restrictions on the Shares. The Company has adopted an insider trading policy which imposes certain restrictions on selling your Shares. These restrictions include: (i) no trading while in possession of material non-public information in respect of the Company and/or (ii) during certain “black-out periods”. The Participant has received a copy of this policy and agrees to adhere to the terms and conditions thereof, as may be changed from time to time.

2.9

Cash cancellation and share-for-share exchange. In the event of the Company’s dissolution, liquidation, sale of all or substantially all of its assets, merger, split, consolidation or similar transaction, Change of Control or share-for-share exchange, the CEO of the Company shall have the power to, subject to the prior approval of the Supervisory Board:

(i)

cancel each Performance Share with immediate effect prior to the occurrence of such event and, in full consideration of the cancellation, pay to the Participant for each Performance Share, an amount in cash equal to the value of the property (including cash) that would have been received by the Participant for the Performance Share as a result of such event;

(ii)

provide for the exchange of each Performance Share outstanding immediately prior to such event with a similar performance share in the entity whose shares are exchanged for Shares in the Company pursuant to such an event (each a “Replacement Performance Share”) and make any necessary equitable adjustment in the number of Replacement Performance Shares granted to the Participant, or at the discretion of the CEO of the Company provide for a cash payment to the Participant, in partial or full consideration for the exchange of the Performance Shares.

2.10

Change of Control. If, after a Change of Control of the Company (including any of its successors) (1) this agreement is terminated, or (2) the employment agreement or management agreement between the Participant and the Company (including any of its successors) is terminated by the Company (including any of its successors) other than for cause, or (3) the Participant is offered a function which is a material demotion to his current position, then (1) all Performance Shares that pursuant to this Agreement have been conditionally awarded, or (2) (if the outcome of the Initial Calculation has already been communicated in writing to the Participant) the total number of Performance Shares confirmed by the Company pursuant to section 2.4.1 of this agreement, or (3) (if the outcome of the Final Calculation has already been communicated in writing by the Company to the Participant) the total number of Performance Shares confirmed by the Company pursuant to sections 2.4.1 and 2.4.2, will vest and become exercisable immediately and any applicable holding period on vested shares will also expire.

“Change of Control of the Company” means:

(i)

any merger or consolidation of the Company with or into any other person or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any person or a group of persons under Common Control, not currently controlling the Company acquires Common Control of the Company or of its transferee(s) or surviving persons, or

Interxion Performance Share Agreement – Date, Participant Name

Performance Shares Agreement- SMT Members

InterXion Holding N.V. 2013 Amended International Equity Based Incentive Plan

(ii)

any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions.

“Common Control” means, with respect to any person, the power to control, directly or indirectly, greater than 50% of the voting interest of all shares by such a person or the ability to appoint or elect more than 50% of the board of directors or other equivalent governing board by such a person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise.

Article 3 – Entire agreement

3.1

The entire Agreement between the parties hereto is contained herein and, subject to the terms and conditions hereof, in the Plan and this Agreement and the Plan cancels and supersedes all prior agreements, oral or written, between the parties hereto with respect to the subject matter hereof.

3.2

If an individual provision of this Agreement should become invalid in whole or in part, this shall not affect the validity of the remaining provisions. In such a case, the parties are obliged to replace the invalid provision by a valid provision which comes as close as legally possible to what was intended by the invalid provision.

Article 4 – Governing law and Jurisdiction

4.1	Governing law. This Agreement shall be governed by and shall be construed in accordance with the law of The Netherlands.

4.2

Jurisdiction. The Company and the Participants irrevocably submit, in respect of any suit, action or proceeding related to the interpretation or enforcement of this Agreement, to the exclusive jurisdiction of the courts of Amsterdam.

THUS AGREED AND SIGNED IN TWOFOLD,

InterXion Holding N.V.	Participant Name

BY:	DATE:

TITLE:	PLACE:

DATE:

PLACE:

Interxion Performance Share Agreement – Date, Participant Name